Exhibit 99.1


NELNET     121 South 13th Street, Suite 400  P 402.458.2370   www. nelnet.net
           Lincoln, NE  68508                f 402.458.2344   NELNET CORPORATE
                                                              SERVICES, INC.


Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET REPORTS ADJUSTED BASE NET INCOME INCREASED 20 PERCENT FOR THE FIRST NINE MONTHS 2006

        o    Fee-based revenue increased 68 percent over prior year quarter
        o Earnings stream diversification continued with fee income representing 54 percent of total revenue for the quarter
        o Student loan assets grew 40 percent year over year and 13 percent year to date

LINCOLN, Neb., October 27, 2006 - Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first nine months of 2006 of $75.5 million, or $1.40 per share, compared with $138.4 million, or $2.58 per share, for the first nine months of 2005. Base net income for the first nine months of 2006 was $96.2 million, or $1.78 per share, compared with $95.3 million, or $1.77 per share, for the first nine months of 2005. Adjusted base net income for the nine months ended September 30, 2006 was $68.8 million, or $1.28 per share, compared with $57.8 million, or $1.07 per share, for the same period a year ago.

"We had a good quarter with solid growth. We were especially pleased with our strong fee income growth, continued diversification of revenue, and the outstanding performance of our asset generation channels," said Mike Dunlap, Nelnet Chairman and Co-Chief Executive Officer. "Although we were affected by margin compression in the quarter, we believe the results demonstrate that our strategy to grow our business while diversifying our revenue stream is working very well."

GAAP net loss for the third-quarter 2006 was $22.4 million, or $0.42 per share, compared with net income of $72.1 million, or $1.34 per share, for the third-quarter 2005. Base net income for the third-quarter 2006 was $32.9 million, or $0.62 per share, compared with $32.8 million, or $0.61 per share, in the third-quarter 2005. Adjusted base net income for the third-quarter 2006 was $28.0 million, or $0.52 per share, compared with $20.9 million, or $0.39 per share, for the same period a year ago. GAAP results were affected by an unrealized loss related to derivative market value, foreign currency, and put option adjustments of $11.6 million for the first nine months of 2006 and $79.9 million for the third quarter of 2006.

A legislative-driven expense of $6.9 million or $0.08 per share after tax for loan loss reserves recognized by the company in the first-quarter 2006 is included in the results for the first nine months of 2006. In addition, the company recognized a gain on the sale of a portfolio of loans in the third quarter of 2006. Net of additional compensation charges and the effect of not holding the loans throughout the third quarter had a net positive impact on the company's results of about $0.10 per share. The third quarter also includes certain non-recurring expenses of approximately $0.03 per share.

A description of base and adjusted base net income and reconciliation of GAAP net income to base and adjusted base net income is included in this release.

FEE-BASED REVENUE

Fee-based revenue in the third quarter of 2006 represented 54 percent of Nelnet's total revenue. This is an increase from the third quarter of 2005 when fee-based revenue represented 39 percent of total revenue.

Income from loan and guarantee servicing fees reached $139.6 million for the first nine months of 2006, up from $109.3 million in the first nine months of 2005. In the third quarter of 2006, loan and guarantee servicing income grew to $48.5 million from $37.5 million in the third quarter of 2005.

Other fee-based income increased to $65.5 million for the first nine months of 2006 compared with $22.9 million for the first nine months of 2005. For the third quarter of 2006, other fee-based income increased to $31.2 million, up from $10.5 million in the same period a year ago. Other fee-based income includes Nelnet Business Solutions, which was formed earlier this year to pull together strategic businesses that offer additional products and services to the life cycle of the student while at the same time adding diversification and fee income to Nelnet. These businesses include enrollment management, tuition payment plans, payment processing, list management, and direct marketing, and are not dependent on the government sponsored programs and therefore do not expose the company to political risk.

Other income increased to $18.5 million for the first nine months of 2006 compared with $5.4 million in the same period a year ago. For the third-quarter 2006, other fee income increased to $13.6 million, up from $2.5 million in the third-quarter 2005. Other income in the third quarter and first nine months of 2006 includes an $11.7 million gain on the sale of student loans to an unrelated party. The portfolio of loans was not serviced by Nelnet and as such was at greater risk of being consolidated away from the company by third parties.

STUDENT LOAN ASSETS

Net student loan assets increased by $6.6 billion, or 40 percent, year over year to $22.9 billion at September 30, 2006. Since December 31, 2005, net student loan assets have increased 13 percent, or $2.7 billion, and have increased 2 percent, or $529.2 million, since June 30, 2006.

The company reported net new consolidation loan originations of $912.4 million and $424.9 million and net consolidation loan originations of $1.8 billion and $767.3 million for the first nine months of 2006 and the third quarter of 2006, respectively.

MARGIN ANALYSIS

Net interest income for the first nine months of 2006 was $244.8 million compared with $247.8 million for the first nine months of 2005. For the third quarter of 2006, Nelnet reported net interest income of $72.4 million compared with $79.0 million for the third quarter of 2005. Net interest income for the first nine months of 2006 includes a special allowance yield adjustment of $24.5 million compared with $77.4 million for the first nine months of 2005. Excluding the special allowance yield adjustment, net interest income increased $50.0 million or 29 percent for the first nine months of 2006.

As previously announced, Nelnet has determined to defer recognition of the 9.5 percent special allowance payment being withheld by the Department of Education, therefore, net interest income for the third-quarter 2006 does not include a special allowance yield adjustment. Income from these special allowance payments would have been $8.9 million for the third quarter of 2006. The same period a year ago includes a $21.8 million special allowance yield adjustment in net interest income. Excluding the impact of the special allowance yield adjustment, net interest income for the third-quarter 2006 increased $15.1 million, or 26 percent, compared to the third-quarter 2005.

The company reported core student loan spread of 1.45 percent for the first nine months of 2006 compared with 1.54 percent in the same period in 2005. For the third quarter of 2006, Nelnet reported core student loan spread of 1.34 percent compared with 1.46 percent in the same period of 2005 and 1.49 percent for the second quarter of 2006. The core student loan spread contraction was accelerated due to the mismatch of the reset frequency between the floating rate assets and floating rate liabilities. During a rising interest rate environment, Nelnet's core student loan spread benefited from the mismatch, however, since interest rates did not rise in the third quarter, the company did not benefit from the mismatch. In addition, the increase in the percentage of consolidation loans in the company's student loan portfolio negatively impacted the spread.

OPERATING EXPENSES

For the first nine months of 2006, the company reported operating expenses of $351.4 million compared with $224.2 million for the first nine months of 2005. Operating expenses were $128.8 million in the third quarter of 2006 compared with $78.9 million for the same period a year ago. The increase in operating expenses is primarily attributable to recent acquisitions.

NON-GAAP PERFORMANCE MEASURES

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management also evaluates the company on certain non-GAAP performance measures that management refers to as base net income. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding financial results.

Nelnet's derivatives do not qualify for hedge accounting under FASB 133. As such, the mark-to-market gains or losses of derivatives in each reporting period are included in the statement of operations, but removed from GAAP net income in the calculation of base net income. In addition, base net income excludes the foreign currency transaction gain or loss caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars, the change in market value of put options issued by the company for certain business acquisitions, the amortization of intangible assets, non-cash stock based compensation related to business combinations, and variable-rate floor income.

Adjusted base net income, which excludes certain special allowance yield adjustments and related hedging activity related to the company's portfolio of student loans earning a minimum special allowance payment of 9.5 percent, is used by management to develop the company's financial plans, track results, and establish corporate performance targets.

The following table provides a reconciliation of GAAP net income (loss) to base and adjusted base net income.


                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED
                                              -------------------------------------   --------------------------
                                              SEPTEMBER 30,  JUNE 30,  SEPTEMBER 30,  SEPTEMBER 30, SEPTEMBER 30,
                                                 2006         2006         2005           2006          2005
                                              -----------   ----------  -----------   -----------   ------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
GAAP net income (loss) (a)                    $  (22,354)    $ 45,753    $  72,132     $  75,465    $ 138,446
Base adjustments:
    Derivative market value, foreign
        currency, and put option adjustments      79,941      (29,113)     (65,382)       11,565      (74,300)
    Amortization of intangible assets              6,534        6,161        1,919        18,328        4,651
    Non-cash stock based compensation
        related to business combinations             476          477            -         1,271            -
    Variable-rate floor income                         -            -            -             -            -
                                              -----------   ----------   ----------    ----------   ----------
Total base adjustments before income taxes        86,951      (22,475)     (63,463)       31,164      (69,649)
Net tax effect (c)                               (31,698)       8,446       24,116       (10,391)      26,467
                                              -----------   ----------   ----------    ----------   ----------
 Total base adjustments                            55,253      (14,029)     (39,347)       20,773      (43,182)
                                              -----------   ----------   ----------    ----------   ----------
     Base net income (a)                          32,899       31,724       32,785        96,238       95,264

Adjustments to base net income:
    Special allowance yield adjustment (b)             -      (10,550)     (21,766)      (24,460)     (77,427)
    Derivative settlements, net                   (7,909)      (7,721)       2,644       (19,794)      16,961
                                              -----------   ----------   ----------    ----------   ----------
 Total adjustments to base net income
        before income taxes                       (7,909)     (18,271)     (19,122)      (44,254)     (60,466)
Net tax effect (c)                                 3,006        6,943        7,266        16,817       22,977
                                              -----------   ----------   ----------    ----------   ----------
Total adjustments to base net income              (4,903)     (11,328)     (11,856)      (27,437)     (37,489)
                                              -----------   ----------   ----------    ----------   ----------
    Adjusted base net income (a)              $   27,996    $  20,396    $  20,929     $  68,801    $  57,775
                                              ===========   ==========   ==========    ==========   ==========
Earnings (loss) per share, basic
and diluted:
    GAAP net income (loss) (a)                $    (0.42)   $    0.84    $     1.34     $    1.40     $   2.58
    Total base adjustments                          1.04        (0.25)        (0.73)         0.38        (0.81)
                                              -----------   ----------   -----------    ----------   ----------
         Base net income (a)                        0.62         0.59          0.61          1.78         1.77

    Total adjustments to base net income           (0.10)       (0.21)        (0.22)        (0.50)       (0.70)
                                              -----------   ----------   -----------    ----------   ----------
        Adjusted base net income (a)          $     0.52    $    0.38    $     0.39     $    1.28     $   1.07
                                              ===========   ==========   ===========    ==========   ==========

-------------------------------------------

        (a) Includes expense of $6.9 million ($4.3 million or $0.08 per share after tax) for the nine months ended September 30, 2006, to increase the Company's allowance for loan losses due to a provision in the Deficit Reduction Act that increased risk sharing for student loan holders by one percent on FFELP loans. This expense was recognized by the Company in the first quarter 2006.

        (b) As previously disclosed, pending satisfactory resolution of the October 6, 2006 letter from the Department of Education (the "Department") related to the audit report by the Department's Office of Inspector General regarding certain loans receiving 9.5% special allowance payments, the Company has determined to defer recognition of the 9.5% special allowance payments which the Department is currently withholding payment. Income from these 9.5% special allowance payments would have been $8.9 million ($5.5 million or $0.10 per share after tax) for the three months ended September 30, 2006.

        (c) Tax effect computed at 38%. The change in the value of the put option is not tax effected as this is not deductible for income tax purposes.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.817.4887 and international callers should dial
913.981.4913 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) November 3, 2006. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 5344287. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                  -----------------------------------------  ---------------------------
                                                  SEPTEMBER 30,   JUNE 30,    SEPTEMBER 30,  SEPTEMBER 30, SEPTEMBER 30,
                                                     2006           2006          2005          2006           2005
                                                  ------------  ------------- -------------  ------------  -------------
                                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest                                 $   401,704     $  383,867   $   247,791   $ 1,133,093    $   671,589
    Amortization of loan premiums and deferred
       origination costs                              (21,568)       (21,125)      (20,041)      (64,555)       (52,370)
    Investment interest                                25,986         24,314        11,491        69,841         26,643
                                                  ------------  ------------- -------------  ------------  -------------
      Total interest income                           406,122        387,056       239,241     1,138,379        645,862

Interest expense:
    Interest on bonds and notes payable               333,766        300,844       160,243       893,559        398,045
                                                  ------------  ------------- -------------  ------------  -------------
      Net interest income                              72,356         86,212        78,998       244,820        247,817

Less provision for loan losses                          1,700          2,190         1,402        13,508          5,557
                                                  ------------  ------------- -------------  ------------  -------------
      Net interest income after provision
         for loan losses                               70,656         84,022        77,596       231,312        242,260
                                                  ------------  ------------- -------------  ------------  -------------
Other income (expense):
    Loan and guarantee servicing income                48,462         44,042        37,459       139,578        109,313
    Other fee-based income                             31,221         16,074        10,503        65,450         22,886
    Software services income                            4,399          4,018         1,951        11,826          6,759
    Other income                                       13,617          2,906         2,458        18,510          5,382
    Derivative market value, foreign currency,
      and put option adjustments                      (79,941)        29,113        65,382       (11,565)        74,300
    Derivative settlements, net                         4,973          6,702        (2,962)       16,419        (19,049)
                                                  ------------  ------------- -------------  ------------  -------------
      Total other income (expense)                     22,731        102,855       114,791       240,218        199,591
                                                  ------------  ------------- -------------  ------------  -------------
Operating expenses:
    Salaries and benefits                              65,383         62,207        44,311       185,274        123,615
    Other expenses                                     56,925         45,904        32,705       147,759         95,936
    Amortization of intangible assets                   6,534          6,161         1,919        18,328          4,651
                                                  ------------  ------------- -------------  ------------  -------------
      Total operating expenses                        128,842        114,272        78,935       351,361        224,202
                                                  ------------  ------------- -------------  ------------  -------------
      Income (loss) before income taxes               (35,455)        72,605       113,452       120,169        217,649

Income tax expense (benefit)                          (13,101)        26,852        41,091        44,462         78,974
                                                  ------------  ------------- -------------  ------------  -------------
      Net income (loss) before minority interest      (22,354)        45,753        72,361        75,707        138,675

Minority interest in net earnings of subsidiaries           -              -          (229)         (242)          (229)
                                                  ------------  ------------- -------------  ------------  -------------
      Net income (loss)                           $   (22,354)    $   45,753        72,132   $    75,465    $   138,446
                                                  ============  ============= =============  ============  =============
      Earnings (loss) per share, basic
      and diluted                                 $     (0.42)    $      0.84  $      1.34   $      1.40    $      2.58
                                                  ============  ============= =============  ============  =============
 Weighted average shares outstanding                53,348,466     54,297,230   53,734,218    53,959,075     53,709,801


CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                      AS OF          AS OF            AS OF
                                                   SEPTEMBER 30,   DECEMBER 31,    SEPTEMBER 30,
                                                       2006            2005            2005
                                                  --------------  --------------  --------------
                                                   (UNAUDITED)                      (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                   $22,933,718     $20,260,807     $16,379,293
    Cash, cash equivalents, and investments           1,810,839       1,645,797       1,304,261
    Goodwill                                            188,603          99,535          67,942
    Intangible assets, net                              169,824         153,117          34,644
    Other assets                                        788,336         639,366         525,185
                                                  --------------  --------------  --------------
      Total assets                                  $25,891,320     $22,798,622     $18,311,325
                                                  ==============  ==============  ==============
Liabilities:
    Bonds and notes payable                         $24,690,245     $21,673,620     $17,418,652
    Other liabilities                                   519,814         474,884         295,582
                                                  --------------  --------------  --------------
      Total liabilities                              25,210,059      22,148,504      17,714,234
                                                  --------------  --------------  --------------
Minority interest in subsidiaries                             -             626             274

Shareholders' equity                                    681,261         649,492         596,817
                                                  --------------  --------------  --------------

      Total liabilities and shareholders' equity    $25,891,320     $22,798,622     $18,311,325
                                                  ==============  ==============  ==============

Return on average total assets                            0.41%           1.00%           1.10%
Return on average equity                                  14.1%           32.4%           34.9%


                                       ###

For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in fee reductions, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 3,700 associates, and has $22.9 billion in net student loan assets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.